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                                                                    EXHIBIT 10.2

                       PURCHASE AND SALE AGREEMENT (HOTEL)


                                     SELLER:

                        SONESTA HOTELS OF ANGUILLA, LTD.
                              116 Huntington Avenue
                                     Floor 9
                           Boston, Massachusetts 02116

                                   PURCHASER:

                     FLAG LUXURY PROPERTIES (ANGUILLA), LLC
                         c/o Flag Luxury Properties, LLC
                           1370 Avenue of the Americas
                            New York, New York 10019


                                    PROPERTY:

                          SALE OF SONESTA BEACH RESORT
                               Anguilla, B. W. I.


                                  July 26, 2002

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                                   TERM SHEET

PURCHASER:           FLAG LUXURY PROPERTIES (ANGUILLA), LLC

NOTICE ADDRESS:      c/o Flag Luxury Properties, LLC
                     1370 Avenue of the Americas
                     New York, New York 10019

ATTENTION:           Mr. Jonathan D. Stern
                     Phone No.: (212) 581-4540
                     Fax No.:   (212) 581-4950

SELLER:              Sonesta Hotels of Anguilla, Ltd.

NOTICE ADDRESS:      c/o Sonesta International Hotels Corporation

                     116 Huntington Avenue
                     9th Floor
                     Boston, Massachusetts 02116

ATTENTION:           Mr. Peter J. Sonnabend
                     Phone No.: (617) 421-5400
                     Fax No.:   (617) 421-5402

PROPERTY:            SONESTA BEACH RESORT
                     Anguilla, B.W. I.

PURCHASE PRICE:      U.S. $10,250,000.00: $5,000,000.00 of which is attributable to the value of the Land demised under the Land Leases, and $5,250,000.00 of which is attributable to the Improvements and the Personal Property.

DATE OF CLOSING:     On or before September 4, 2002, subject to extension as
                     provided in the Agreement.

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                       PURCHASE AND SALE AGREEMENT (HOTEL)

     THIS PURCHASE AND SALE AGREEMENT (HOTEL) (the "AGREEMENT"), dated as of the ____ day of July, 2002 (the "DATE OF THIS Agreement"), is made by and between SONESTA HOTELS OF ANGUILLA, LTD., an Anguilla, B.W.I. corporation (the "SELLER"), with an office at c/o Sonesta International Hotels Corporation, 116 Huntington Avenue, Floor 9, Boston, Massachusetts 02116, and FLAG LUXURY PROPERTIES (ANGUILLA), LLC, a Delaware limited liability company (the "PURCHASER"), with an office at c/o Flag Luxury Properties, LLC, 1370 Avenue of the Americas, New York, New York 10019.

                                    RECITALS:

     Seller desires to sell and transfer certain improved real property known as Sonesta Beach Resort located at Rendezvous Bay, Anguilla, B. W. I., along with certain related personal and intangible property, and Purchaser desires to purchase and acquire such real, personal and intangible property.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.   THE PROPERTY.

     1.1 DESCRIPTION. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, the "PROPERTY"):

           1.1.1   Certain land (the "LAND") located on the Island of Anguilla,
B. W. I., and more specifically described in EXHIBIT 1.1.1 attached hereto, which Land consists of land (A) that is presently leased from The Government of Anguilla pursuant to the lease dated September 23, 1991, as assigned and amended to date, attached hereto as part of EXHIBIT 1.1.1 (the "CROWN LEASE"), and which is registered in the Registry of Lands in Anguilla as Registration Section: West Central, Block: 28110B Parcel 38/1; and Registration Section: West Central,
Block: 28009B Parcel 2/2; and (B) that is presently leased from Jeremiah Gumbs pursuant to the lease dated July 24, 1996, attached hereto as part of EXHIBIT
1.1.1 (the "GUMBS LEASE"), and which is registered in the Registry of Lands in Anguilla as Registration Section: West Central, Block: 28009B Parcel 11. The Crown Lease and the Gumbs Lease, together pertaining to land encompassing fifty-one (51) acres (plus or minus), are referred to hereafter collectively as the "LAND LEASES".

           1.1.2 The buildings, parking areas, improvements and fixtures now situated on the Land, including, without limitation, a hotel facility having approximately one hundred fourteen (114) guest rooms, outdoor swimming pool, two outdoor (lighted) tennis courts, a fitness center, meeting space, retail space, and other related facilities (the "IMPROVEMENTS");

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           1.1.3   All furniture, personal property, machinery, apparatus and equipment, televisions, bedding, bed linens, table linens, towels, china, glassware, silverware, window treatments, safety equipment and other tangible items of personalty currently used in the operation, repair and maintenance of the Land and Improvements described and situated thereon (collectively, the "PERSONAL PROPERTY"). The Personal Property to be conveyed hereunder does not however, include (i) artwork in the public (i.e. non-guestroom) portions of the Property, including without limitation in the villas that are part of the Property, (ii) objects and artwork listed on EXHIBIT 1.1.3 attached hereto, which is the personal property of Roger and Joan Sonnabend, (iii) unopened inventories of Consumable Supplies (as defined in subsection 1.1.9), unopened inventories of operating supplies, and unopened inventories of china, linen, glassware and silverware (collectively, the "OPERATING EQUIPMENT") which is unused and in storage on the Date of Closing, (iv) unsold inventories of the Retail Shops (as defined in subsection 1.1.9), (v) cash, checks and other funds, including till money and the money in house banks held at the Hotel (or elsewhere), and balances on deposit to the credit of Seller with banking institutions, (vi) computer server(s), personal computers and software used in Hotel computers, (vii) PBX switch, (viii) one (1) piano located in a villa, (ix) console table in a Retail Shop, and (x) area rugs in the villas. All such items referenced in subsections (i)-(x) shall be and remain the property of Seller. The Personal Property is subject to depletions, replacements and additions until the Date of Closing in the ordinary course of Seller's business (the Land, Improvements and Personal Property hereinafter sometimes shall be referred to collectively as the "HOTEL"). Prior to the Date of Closing, Seller and Purchaser shall cooperate to prepare a detailed inventory of the more significant (or valuable items of Personal Property being transferred to Purchaser and pledged back to Seller to secure Purchaser's obligations under the Promissory Note. Seller's bill of sale and Purchaser's bill of sale or debenture will list all of such items together with a generic description of all other items of Personal Property conveyed by Seller to Purchaser;

           1.1.4 All easements, hereditaments and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

           1.1.5 Any rights of Seller in or to any street or road abutting the Land to the center lines thereof;

           1.1.6 The leases or occupancy agreements, including those in effect on the Date of this Agreement which are identified on the Schedule of Leases attached hereto as EXHIBIT 1.1.6, and any new leases entered into pursuant to
Section 4.1.3, which as of the "Closing" (as defined in Section 2.3) affect all or any portion of the Land or Improvements (collectively, the "LEASES"), and any security deposits actually held by Seller with respect to any such Leases; provided, however, that all such leases or occupancy agreements shall be terminated by Seller, at Seller's expense, no later than the Date of Closing.

           1.1.7 All surveys, maps, site plans, plats or other graphics related to the Land, the Improvements or the Personal Property, if any, to the fullest extent such items may be transferred;

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           1.1.8   All transferable consents, authorizations, variances or
waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Hotel, including, without limitation, those with respect to the foundation, parking, use, utilities, building, fire, life safety, traffic and zoning (collectively, the "APPROVALS") heretofore or hereafter held by or granted with respect to the Hotel;

           1.1.9 All supplies used in connection with the operation of the Hotel, including, without limitation, paper goods, photography, brochures, office supplies, food and beverage, soap, gasoline, fuel oil, and other operational and guest supplies (the "CONSUMABLE SUPPLIES") currently located at the Hotel, subject to depletions, replacements and additions in the ordinary course of operating the Hotel; provided, however, that (1) unused and unopened Consumable Supplies in inventory on the Date of Closing and (2) inventories of the Conch Shell, Collection, and Tradewinds shops (collectively, the "RETAIL SHOPS") are excluded from the Property; provided, however, that Purchaser shall have the right to purchase, at the actual out of pocket cost to Seller (including all discounts), such quantities of such Consumable Supplies and the inventories for the Retail Shops as it desires and as then remain pursuant to a written notice delivered to Seller no later than fifteen (15) days prior to the Date of Closing.

           1.1.10 All trademarks, service marks and tradenames used or useable in connection with the Land, the Improvements or the Personal Property, but not including the name "Sonesta", the stylized "S" Sonesta logo, or other trademarks owned by Sonesta International Hotels Corporation, used in the Hotel, and used in other Sonesta-flagged properties (the "SONESTA MARKS");

           1.1.11 All vehicles and watercraft as well as any spare parts in relation thereto, used or useable in connection with the Land, the Improvements or the Personal Property (as referenced on EXHIBIT 1.1.11); and

           1.1.12 All development, contractual or other rights and, to the extent available, all documents, technical matter and work product relating to the Land, the Improvements or the Personal Property, including, without limitation, any and all construction, engineering, architectural, landscaping or other plans or drawings, and compaction reports, related to the development and/or operation of the Land, the Improvements or the Personal Property, to the fullest extent such rights may be transferred.

     1.2 TRANSFER OF LEASE. Seller agrees to transfer, and Purchaser agrees to accept, title to the Land and Improvements by transfers in the form attached hereto as EXHIBIT 9.1.1 (collectively, the "TRANSFER"), which form of Transfer shall contain a warranty as to title, and title to the Personal Property, by bill of sale, including warranty, express and implied, as to the title of such Personal Property.

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2.   PRICE AND PAYMENT.

     2.1 THE PURCHASE PRICE. The purchase price for the Property (the "PURCHASE PRICE") is Ten Million Two Hundred Fifty Thousand and No/100 Dollars (U.S.$10,250,000.00).

     2.2   PAYMENT. Payment of the Purchase Price is to be made as follows:

           (a) Two Million Two Hundred Thousand and No/100 Dollars (U.S. $2,200,000) shall be paid to Seller, in current funds, on the Date of Closing; and

           (b) Purchaser shall deliver to Seller on the Date of Closing a promissory note in the form attached hereto as EXHIBIT 2.2B (the "PROMISSORY NOTE"), in the principal amount of Eight Million Two Hundred Fifty Thousand and No/100 Dollars (U.S. $8,250,000.00), which Promissory Note shall mature on November 25, 2002 (the "MATURITY DATE"). The Promissory Note shall be secured by a charge against the Property and a debenture or bill of sale (whichever is customary and appropriate in Anguilla to secure an interest in personal property), with a schedule of personal property attached thereto, all in form and substance reasonably acceptable to Seller and Purchaser. Purchaser shall pay all costs to perfect the charge and debenture. At Closing, Seller shall pay off the outstanding balance of the existing loans granted by Seller in favor of ScotiaBank Anguilla Ltd (the "EXISTING LOANS").

     2.3 CLOSING. The closing of the transaction contemplated under this Agreement (the "CLOSING") will take place on a date not less than ten (10) days following written notice from Purchaser to Seller, pursuant to an escrow closing, on or before Wednesday, September 4, 2002 (the "DATE OF CLOSING") at the offices of Purchaser's local counsel, Caribbean Juris Chambers, 10:00 A.M. local time on the Date of Closing, or at such other time and place as may be mutually agreed upon in writing by both Seller and Purchaser. In the event that the Date of Closing is delayed beyond September 4, 2002 for any reason beyond Purchaser's reasonable control (but not due to Seller not fulfilling any of its obligations hereunder), including without limitation any delay caused by an institutional financing source or in connection with obtaining the permits and licenses referenced in Section 4.2, other than as provided in the following sentence, (i) the full Purchase Price shall be deemed to accrue, through the actual Date of Closing, interest at the rate of the Prime Rate offered by the majority of U.S. banks for commercial loans and as regularly published in THE WALL STREET JOURNAL, plus two percentage points, which interest shall be payable in cash at Closing and (ii) the Purchase Price shall be increased by the sum of Two Thousand and No/100 Dollars (U.S. $2,000.00) per day (or any portion thereof) in order to compensate Seller for its carrying costs, including without limitation interest on the Existing Loans; provided, however, that in no event shall the Date of Closing occur later than September 27, 2002. Notwithstanding the foregoing, the Date of Closing may be delayed if Seller is required to cure any title defect or otherwise comply with its obligations under this Agreement. In the event of

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any such delay on the part of Seller, Purchaser shall have no obligation to pay interest on the Purchase Price from September 4, 2002 until the actual Date of Closing, nor will the Purchase Price be increased.

     2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be payable as follows:

           (c) Five Million and No/100 Dollars (U.S. $5,000,000) for the value of the Land demised under the Land Leases; and

           (d) Five Million Two Hundred Fifty Thousand and No/100 Dollars (U.S. $5,250,000) for the items referenced in subsections 1.1.2-1.1.12.

     2.5 DEPOSIT. On the date hereof, Purchaser shall deposit Two Million Two Hundred Thousand and No/100 Dollars (U.S. $2,200,000.00) in an interest-bearing account with Lawyers Title Insurance Corporation, in Miami, Florida ("LAWYERS TITLE"), by wire transfer of immediately available funds (the "DEPOSIT"), which Deposit shall be non-refundable except as specifically provided herein. The Deposit shall be held and disbursed by Lawyers Title in accordance with the provisions of the escrow agreement to be entered into by Seller, Purchaser and Lawyers Title contemporaneously herewith, a copy of which is attached hereto as
EXHIBIT 2.5.

     2.6 OPERATING COST CONTRIBUTION. In addition to the Purchase Price, Purchaser shall pay Seller on the Date of Closing the sum of Two Hundred Thousand and No/100 Dollars (U.S. $200,000.00) (the "CONTRIBUTION") to compensate Seller for operating losses in operating the Hotel from June 1, 2002 through the Date of Closing, on a cumulative basis. Seller shall not have to provide Purchaser with any evidence of the existence or amount of such operating losses in order to be entitled to the Contribution.

     2.7 SURRENDER. On the Date of Closing, Seller shall (i) surrender the Property to Purchaser and vacate the Hotel, subject only to the orderly removal and/or collection of the property to be retained by Seller to the extent provided in Sections 1.1.3, 1.1.9, 6.6 and 6.8.1, and (ii) deliver the Property to Purchaser free of all subleases, occupancy agreements and any other contractual arrangements or obligations whatsoever.

3.   INSPECTIONS AND APPROVALS.

     3.1   INSPECTIONS.

           3.1.1 Seller agrees to allow Purchaser or Purchaser's agents or representatives reasonable access to the Property (during business hours) from and after the Date of this Agreement for purposes of conducting inspections, including physical and environmental inspection of the Property and review of the Leases, expenses and other matters, provided such inspections do not interfere (in Seller's reasonable judgment) with Seller's operation of the Hotel.

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           3.1.2   Seller hereby represents and warrants the truth, accuracy and completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof).

     3.2 TITLE AND SURVEY. Purchaser's obligations under this Agreement are subject to Seller delivering to Purchaser at Closing good, clear record and marketable title to the Property, subject to the Permitted Incumbrances set out in Section 3.3. Purchaser, at Purchaser's expense, on or before August 2, 2002 (the "TITLE EXAMINATION PERIOD") shall obtain a title search (the "TITLE SEARCH"), and on or before August 20, 2002 (the "SURVEY EXAMINATION PERIOD") a survey of the Property (the "SURVEY"). If Purchaser finds title, as shown by the Title Search, to be defective, Purchaser shall, within the Title Examination Period, notify Seller in writing specifying the defect(s); provided that if Purchaser fails to give Seller written notice of defect(s) before the expiration of said Title Examination Period, the defects shown in the Title Search shall be deemed to be waived as title objections to closing the transaction. If Purchaser finds title, as shown on the Survey to be defective, Purchaser shall, within the Survey Examination Period, notify Seller in writing specifying the defect(s); provided that if Purchaser fails to give Seller written notice of defect(s) before the expiration of said Survey Examination Period, the defects shown on the Survey shall be deemed to be waived as objections to closing the transaction. Purchaser may raise as additional objections, however, any matters first shown by any subsequent title search or update, and/or any update or recertification of the Survey. If Purchaser has given Seller timely written notice of defect(s) and the defect(s) render the title other than as represented in this Agreement, Seller shall use all reasonable efforts to cause such defects to be cured by the Date of Closing, provided that Purchaser may not object to the Permitted Incumbrances. If necessary, the parties shall postpone the Closing for a reasonable period of time, to permit Seller to cause such defects to be cured. In the event that Seller, after using all reasonable efforts as provided above, is unable to eliminate any title defect(s) within a reasonable period of time, Purchaser, at Purchaser's option, may: (i) waive such title defect(s) and close the transaction contemplated by this Agreement without reduction from the Purchase Price; (ii) after written notice to Seller, cure such title defect(s) on a reasonable basis and deduct the cost of cure, up to One Hundred Thousand Dollars ($100,000.00), from the Purchase Price, or (iii) cancel this Agreement in which event Lawyers Title shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive the termination of this Agreement or the Date of Closing, unless such defects were caused by Seller's willful act or willful omission, or failure to use all reasonable efforts, in which event, Seller shall remain liable to Purchaser for damages caused thereby.

     3.3 PERMITTED INCUMBRANCES. Purchaser shall purchase the Property on the terms and conditions set forth in this Agreement and subject to the following:

           3.3.1 all registered title incumbrances and survey exceptions and matters to which Purchaser did not object during the Title Examination Period;

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           3.3.2   the lien of non-delinquent real and personal property taxes and assessments, for the year of Closing and subsequent years, not yet due and payable;

           3.3.3 governmental laws, codes, ordinances and restrictions now or hereafter in effect so far as these affect the Property or any part thereof, including, without limitation, zoning ordinances (and amendments and additions relating thereto) provided same do not materially interfere with the operation of the Property as a first-class resort; and

           3.3.4 any other encumbrance acceptable to Purchaser, in its sole and absolute discretion.

     The items referenced in 3.3.1-3.3.4 are referred to herein collectively as the "PERMITTED INCUMBRANCES".

4.   PRIOR TO CLOSING AND THEREAFTER.

     4.1   SELLER'S COVENANTS. Until Closing, Seller shall, at Seller's expense:

           4.1.1 Make all payments due prior to the Date of Closing in connection with the Property, including rent and all other sums due under the Land Leases, including all taxes and assessments, utility payments, payments to suppliers and vendors, payments to employees, and any other obligations affecting the Property. Any alterations, installations, decorations, repairs and other work to be performed by Seller prior to the Date of Closing will be completed and paid for in full by Seller on or prior to the Date of Closing.

           4.1.2 Comply with all of the terms of the Gumbs Lease and the Crown Lease (except to the extent Seller obtains a waiver from the Crown), and maintain all insurance policies currently affecting the Property.

     4.2   GOVERNMENTAL AND OTHER APPROVALS.

           4.2.1 The parties acknowledge that an Alien Land-Holding License is required for Purchaser to own the Property. Purchaser shall, within seven (7) days after the Date of this Agreement, make a completed application for, and thereafter diligently endeavor to obtain, the issuance of an Alien Land-Holding License (the "ALHL") in its name or in the name of its affiliate. Purchaser shall be responsible for all fees, costs and expenses incurred in connection with obtaining the ALHL. Seller shall cooperate with Purchaser, as requested, in Purchaser's obtaining said ALHL, and Purchaser shall provide a copy of its completed application for the ALHL to Seller within two (2) days after such application is filed with the Anguilla Ministry of Lands. Purchaser's obligation to purchase the property from Seller is conditioned on Purchaser's obtaining the above licenses, permits and authorizations in the name of Purchaser or Purchaser's affiliate designee; provided, however, that in the event that, despite Purchaser's prompt and diligent efforts, such ALHL is not obtained by Purchaser on or before August 15, 2002, then either Purchaser or Seller may terminate this Agreement by written notice to the other provided such notice is delivered on or before August 20, 2002 in which event Lawyers Title shall return

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the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive the termination of this Agreement or the Date of Closing.

           4.2.2 From and after the Date of this Agreement, Purchaser shall take prompt and diligent action to obtain a modification of the Crown Lease with respect to the provision therein concerning the use of insurance proceeds, and a waiver from the Crown with respect to certain possible outstanding defaults under provisions therein concerning the operation of the Property wherein the Crown agrees not to enforce against Purchaser any of the obligations of the lessee thereunder except for the obligation to pay rent after the Date of Closing and further agrees not to assert against Purchaser any defaults of Seller occurring prior to the Date of Closing. Seller, if requested by Purchaser, shall cooperate with Purchaser in obtaining said modification of the Crown Lease and waiver from the Crown. Each party shall pay its own fees, costs and expenses incurred in connection with obtaining such modification and waiver. Seller shall be entitled to prior notice of any communication between Purchaser and any officials or representatives of the Government of Anguilla with respect to any alleged default under the Crown Lease. Seller's obligation to transfer the Property to Purchaser and Purchaser's obligation to take transfer from Seller, shall be conditioned on Purchaser's obtaining such modification and waiver; provided, however, that in the event that, despite the parties' prompt and diligent efforts, such modification and waiver is not obtained on or before August 20, 2002, then Purchaser or Seller may terminate this Agreement by written notice to the other provided such notice is delivered on or before August 20, 2002, in which event Lawyers Title shall return the Deposit and all interest earned thereon to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive the termination of this Agreement or the Date of Closing. Notwithstanding the foregoing, Purchaser shall have the right to waive the foregoing condition and agree to close the transaction notwithstanding the failure to obtain the waiver and modification. In such event, Purchaser shall not be entitled to either a reduction of the Purchase Price or to demand performance by Seller with the terms of the Crown Lease.

     4.3 INSURANCE. Until the Date of Closing, Seller shall keep the Hotel insured against fire and other hazards covered by extended coverage endorsement (provided, however, that Seller shall not be required to maintain catastrophic perils insurance, including without limitation, windstorm casualty insurance) (the "COVERAGE"); and, from the Date of Closing through the Maturity Date, Purchaser shall maintain the Coverage, which Coverage shall name Seller has an additional insured under such policies; provided, however, that Purchaser's obligation to maintain the Coverage shall be conditioned on Seller's arranging said Coverage on Purchaser's behalf, on commercially reasonable terms, and at a cost of approximately Twelve Thousand Dollars ($12,000.00), for the period from September, 2002 until November, 2002. The parties shall cooperate with each other and use all reasonable efforts to arrange for such Coverage for the period from the Date of Closing through the Maturity Date. In the event that Seller cannot arrange for the Coverage, on Purchaser's behalf, Purchaser shall not have to keep the Hotel insured at all. Seller shall continue to pay all costs of such insurance for the period until the Date

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of Closing, and Purchaser shall pay all costs of such insurance for the period from and after the Date of Closing.

     4.4 SECURITY. In addition to its other obligations hereunder, Purchaser, from the Date of Closing until the Maturity Date (or, if the Promissory Note referenced in subsection 2.2(b) has not been paid in full by the Maturity Date, then continuing until such Promissory Note is paid in full), shall:

           (i) take all reasonable steps to safeguard the Hotel from casualty, loss, theft, vandalism, and other foreseeable threats, which steps shall include, without limitation, maintaining at its own expense, an active security staff in and about the Hotel at all times;

           (ii) take no action to alter the improvements comprising the Hotel in any manner that would, in any way, change or alter the character of the Hotel; and

           (iii) not encumber, transfer, or dispose of any portion of the Hotel, Purchaser acknowledging that the Land, Improvements and Personal Property constitute security for Purchaser's obligations under the Promissory Note referenced above.

5.   REPRESENTATIONS AND WARRANTIES.

     5.1   BY SELLER. Seller represents and warrants to Purchaser that:

           5.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of Anguilla, B. W. I., is authorized to do business in Anguilla, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any term of its certificate of incorporation or by-laws, or any agreement to which Seller is a party.

           5.1.2 Seller is not a party to any written contract, document or agreement (other than the Land Leases, the Leases, the Permitted Incumbrances and the insurance policies that Seller carries on the Property) that would have an adverse impact on the ownership of the Property by Purchaser (or any affiliate assignee of Purchaser pursuant to Section 11.4) following Date of Closing.

           5.1.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under any applicable bankruptcy laws is pending against or contemplated by Seller or its general partner(s) or controlling shareholders.

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           5.1.4   Seller makes no warranty or representation regarding the
maintenance of catastrophic insurance, including without limitation, casualty insurance for damage or loss from windstorms.

           5.1.5 The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations have been duly authorized by all requisite corporate action and such execution, delivery and performance will not result in a breach of any of the terms or provisions of or constitute a default (or a condition which upon notice or lapse of time or both would constitute a default) under any agreement, instrument or obligation to which Seller or the Property or any portion thereof is bound and, to the best of its knowledge, will not constitute a violation of any law, regulation, order, judgment, writ, injunction or decree applicable to Seller, any of its affiliates or any portion of the Property.

           5.1.6 Seller has received no notice alleging that the occupancy or use of the Hotel or the development, construction, maintenance or operation of the Property or any part thereof violate any applicable statute, law, regulation, rule, ordinance, employment law or environmental protection law, rule or regulation, or any condition or requirement of any subdivision or land development approval, building permit, easement, right of way agreement of record or other agreement affecting the Property.

           5.1.7 Except for cleaning agents, chemicals and pesticides normal and customary in the operation of a hotel, Seller has no notice or knowledge of:
(i) any Hazardous Substance (as hereinafter defined) present on the Property,
(ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Property, or (iii) any failure to comply with any applicable environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller has not received any notice from any governmental authority or from any insurance company or underwriter regarding the presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. As used herein, the term "HAZARDOUS SUBSTANCE" means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any environmental law or regulation presently or hereinafter in effect, and applicable to the Property, as such law or regulation may be amended from time to time.

           5.1.8 To the extent that Seller has entered into any contracts, arrangements, licenses, concessions, leases, easements, or other agreements, including, without limitation, service arrangements or employment agreements, either recorded or unrecorded, written or oral, affecting the Property, or any portion thereof or the use thereof, which by their terms would survive the Date of Closing, Seller shall arrange for the termination of same on or prior to the Date of Closing. From the Date of this Agreement until the Date of Closing, Seller will not

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enter into any agreement or contract with respect to the Property which by its terms would survive the Date of Closing and will cancel as of the Date of Closing all such agreements.

     5.2   BY PURCHASER. Purchaser represents and warrants to Seller that:

           5.2.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, is (or shall be) authorized to do business in Anguilla, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any term of its certificate of formation or any agreement to which Purchaser is a party.

           5.2.2 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under any applicable bankruptcy laws is pending against or contemplated by Purchaser or its general partner(s) or controlling shareholders.

     5.3 MUTUAL. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with this Agreement or the sale of the Property, other than The Hemisphere Group. Seller shall be responsible for any commission payable to The Hemisphere Group. Seller and Purchaser agree that each shall indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.

6.   COSTS, ADJUSTMENTS AND APPORTIONMENTS.

     6.1   PURCHASER'S CLOSING COSTS. Purchaser will pay the following costs of
Closing:

           6.1.1 The fees and disbursements of its counsel, its local Anguilla counsel, inspecting architect and engineer, if any;

           6.1.2 All real estate and/or personal property transfer, stamp duty, stamp or documentary tax(es); including without limitation all costs, expenses, and fees (including professional and/or attorney's fees) incurred in connection therewith;

           6.1.3 The full cost of the title search and review conducted by Purchaser's conveyancing attorney, including the cost of obtaining copies of all instruments affecting or evidencing title to the Property and the cost of Purchaser's conveyancing attorney's preparing the conveyance instrument to transfer title to the Property from Seller to Purchaser;

           6.1.4   The conveyancing fee payable to the conveyancing attorney;

           6.1.5   Any recording fees;

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           6.1.6   All costs associated with obtaining the licenses, permits and authorizations described in Section 4 and the transfer of any other licenses or permits (except costs associated with any default or delinquency by Seller with respect to the licenses or permits or Seller's legal costs); and

           6.1.7 All other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

     6.2   SELLER'S CLOSING COSTS. Seller will pay the following costs of
 Closing:

           6.2.1 The fees and disbursements of Seller's counsel and Seller's local counsel.

           6.2.2 Costs of negotiating and obtaining the consent to the assignment of the Gumbs Lease and any other agreement (other than the Crown Lease) to Purchaser.

     6.3 OTHER CLOSING COSTS. Any other costs or charges of closing the purchase and sale of the Property not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom of Anguilla, unless otherwise agreed by Purchaser and Seller.

     6.4 ASSESSMENTS. Currently due installment payments of certified, confirmed and ratified special assessment liens, as of the Date of this Agreement, shall be paid by Seller; all other special assessment liens and installment payments of special assessment liens shall be assumed and paid by Purchaser.

     6.5 APPORTIONMENTS. The following apportionments shall be made between Seller and Purchaser as of 11:59 P.M. local Anguilla time, on the Date of
Closing:

           6.5.1   Amounts paid or payable under the Land Leases.

           6.5.2 General real estate taxes, water or sewer rates and charges (if not metered), personal property taxes, or any other governmental tax or charge levied or assessed against the Property, other than special assessment liens described in Section 6.4 (collectively, the "Taxes"), relating to the Property and payable during the year in which the Date of Closing occurs (if the Date of Closing shall occur before the actual Taxes payable during the year of the Date of Closing are known, the apportionment of Taxes shall be upon the basis of the latest available tax rates and assessed value of the Property), provided that, if the Taxes for the year of the Date of Closing are thereafter determined to be more or less than the Taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than December 31 of the year of the Date of Closing, except in the case of an ongoing tax protest) shall adjust the proration of such Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. Further, if Seller is conducting a tax protest with respect to all or any portion of the Taxes for the year in which the Date of Closing occurs or any previous year, any refund relating to any previous year shall be the property of Seller, and any refund relating to the year in which the Date of Closing occurs shall

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be prorated as of the Date of Closing. All Taxes assessed after the Date of
Closing shall be paid by Purchaser.

           6.5.3 With respect to electricity, telephone, television, cable television, steam, gas, water and sewer services that are metered at the Hotel and other utilities (collectively, the "UTILITIES"), Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Date of Closing. Except if otherwise instructed by Purchaser, all Utilities should be terminated by Seller on the Date of Closing. If meter readings are not obtainable, then upon the taking of a subsequent actual reading, Seller shall promptly pay the amount determined to be due. In the event that Purchaser instructs Seller not to terminate any of the Utilities, then Seller shall be responsible for all charges based on the final meter reading, and Purchaser shall be responsible for all charges thereafter. If such final meter readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be pro-rated as of the Date of Closing based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the Date of Closing falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

           6.5.4 Seller shall receive full reimbursement from Purchaser on the Date of Closing for each of the following items:

                   (a) prepaid fees or other charges for transferable licenses, permits, telephone equipment, telephone rental, or other items, if any, to the extent the rights to such prepaid fees or other charges are assigned by Seller to Purchaser (at Purchaser's request) on the Date of Closing; and

                   (b) transferable deposits with companies providing Utilities, if any, to the extent the rights to such transferable deposits are assigned by Seller to Purchaser (at Purchaser's request) on the Date of Closing.

     6.6 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. Seller shall be responsible for prompt payment of all accounts payable for purchases of goods and services incurred by Seller prior to the Date of Closing. Seller shall also be responsible for the collection of all accounts receivable for Hotel services provided to guests prior to the Date of Closing.

     6.7 EMPLOYEES. Seller shall, on or before the Date of Closing, cause all Property/Hotel employees to be made redundant, and Seller agrees to indemnify and hold Purchaser harmless from and against any and all claims made by any Property/Hotel employee under any applicable Anguilla law or any employment contract to which Seller is a party.

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     6.8   PROPERTY NOT INCLUDED IN SALE. In addition to the provisions of subsection 1.1.9, and notwithstanding any other provision herein to the contrary, the following shall not be included in the Property to be sold hereunder:

           6.8.1 Tax deposits, utility deposits and other deposits, except for transferable deposits, which are to be apportioned as herein provided.

     6.9 BENEFIT AND LIABILITY. Except as specifically provided otherwise, the purpose and intent of the provisions as to prorations, adjustments and apportionments set forth in this Section 6 and elsewhere in this Agreement are that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through the Date of Closing, and Purchaser shall bear all such expenses thereafter. Accordingly, effective upon Closing, Seller agrees to indemnify and hold Purchaser harmless from and against any and all such costs and expenses relating to the ownership and operation of the Hotel during the period preceding the Date of Closing except any indebtedness incurred or assumed by Purchaser in connection with the acquisition of the Property, and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all such costs and expenses relating to the operation of the Hotel from and after the Date of Closing.

7.   DAMAGE, DESTRUCTION OR CONDEMNATION.

     In light of Purchaser's plans to eventually demolish all or a substantial portion of the improvements on the Property, no amount of damage to or destruction of such improvements shall interfere with or delay the Closing, and, except as provided herein, in the event of any pre-Closing physical damage to the Property, Purchaser shall acquire the Property "as is". Any insurance proceeds pertaining to a loss occurring prior to the Date of Closing shall, if the loss totals not more than $20,000 and, in Seller's reasonable judgment, the damage to the Property can be restored within five (5) days after the commencement of restoration, be used to restore the Property, provided, however, that any such restoration to the Property shall be at the sole cost and expense of Seller. If the loss totals more than $20,000 or, in Seller's reasonable judgment, the damage to the Property (in Seller's reasonable judgment) cannot be restored within five (5) days after the commencement of restoration, said proceeds shall not be used to restore the Property, and the Property shall not be restored, unless the parties agree to do so, provided, however, that if the parties agree not to restore the Property, the insurance proceeds shall be used in the following order (i) first, to reimburse Seller for any amounts Seller pays to Hotel/Property employees or is obligated to pay to Hotel/Property employees in connection with the termination of their employment, and (ii) second, any remaining balance shall be shared equally between the parties. Notwithstanding the foregoing, (i) prior to August 20, 2002, the decision to restore any loss or damage shall be solely subject to Seller's reasonable judgment, and (ii) regardless of the amount of cost or length of time to restore any loss or damage, no such loss or damage occurring within thirty (30) days of the Date of Closing shall require restoration. In the event of a loss occurring on or after the Date of Closing, the insurance proceeds (a) if received prior to the Maturity Date will be paid to Seller and shall reduce on a dollar per dollar basis the principal balance of the

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Promissory Note, or (b) if received subsequent to the Maturity Date will be assigned and delivered to Purchaser, provided the Promissory Note has been paid in full.

8.   NOTICES.

     Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or when delivered by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, in either case addressed to the parties at their respective addresses referenced below:

     If to Seller:                 c/o Sonesta International Hotels Corporation
                                   116 Huntington Avenue, Floor 9
                                   Boston, Massachusetts 02116
                                   Attention: Peter J. Sonnabend
                                   Phone No.:     (617) 421-5410
                                   Facsimile No.: (617) 421-5402
                                   Keithley F.T.Lake & Associates

     With a copy to:               The Law Building
                                   P.O. Box 14
                                   The Valley
                                   Anguilla, B.W.I.
                                   Attention: Keithley F.T.Lake, Esq.
                                   Phone No.:     (264) 497-2069
                                   Facsimile No.: (264) 497-3012

     If to Purchaser:              c/o Flag Luxury Properties, LLC
                                   1370 Avenue of the Americas
                                   New York, New York 10019
                                   Attention: Jonathan D. Stern
                                   Phone No.:     (212) 581-4540
                                   Facsimile No.: (212) 581-4950
                                   E-mail: jdsflag@aol.com

     With a copy to:               Greenberg Traurig, P.A.
                                   1221 Brickell Avenue
                                   Miami, Florida 33131
                                   Attention: Juan P. Loumiet, Esq.
                                   Phone No.:     (305) 579-0525
                                   Facsimile No.: (305) 579-0717
                                   E-mail: loumietj@gtlaw.com

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or in each case to such address as either party may from time to time designate by giving notice in writing to the other party. Telephone and facsimile numbers are given for reference purpose only. Effective notice may only be given as stated above.

9.   CLOSING.

     9.1 SELLER'S DELIVERIES. Seller shall deliver at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

           9.1.1 A conveyance in the form attached hereto as EXHIBIT 9.1.1, subject to the Permitted Incumbrances and other matters subsequently approved by Purchaser or Purchaser's counsel.

           9.1.2 A bill of sale, in the form attached hereto as EXHIBIT 9.1.2 conveying the Personal Property.

           9.1.3 An assignment of all transferable warranties and guarantees then in effect, if any, with respect to the Improvements and Personal Property or any repairs or renovations to the Improvements and Personal Property, which assignment is in the form attached hereto as EXHIBIT 9.1.3.

           9.1.4   A compliance certificate in the form attached hereto as
EXHIBIT 9.1.4.

           9.1.5 A ratification of Seller's representations and warranties under this Agreement in the form attached hereto as EXHIBIT 9.1.5.

           9.1.6   A corporate authorization in the form attached hereto as
EXHIBIT 9.1.6.

           9.1.7   An incumbency affidavit in the form attached hereto as
EXHIBIT 9.1.7.

           9.1.8 Executed estoppel letters and consents to assignment regarding the Crown Lease and the Gumbs Lease, in form reasonably acceptable to Purchaser and Seller.

           9.1.9 Any documents necessary to evidence the sale and transfer from Seller to Purchaser of the vehicles and watercraft set forth on EXHIBIT 1.1.11.

     9.2 PURCHASER'S DELIVERIES. At Closing, Purchaser shall pay Seller the cash Purchase Price subject to the apportionments as provided in Section 6.

     9.3 POSSESSION. Purchaser shall be entitled to ownership and possession of the Property upon conclusion of the Closing, in accordance with the terms of this Agreement. Notwithstanding Seller's ownership and/or possession of the Property, commencing on the Date of this Agreement and continuing until the Date of Closing, Purchaser shall have the right to use a portion of the Property, the size and location to be agreed upon by the parties, for a plant nursery and for the initial staging of a golf course.

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     9.4   UTILITY SERVICES AND DEPOSITS. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company not assigned to Purchaser pursuant to Section 6.5.4b), and Seller shall notify each utility company serving the Property to terminate Seller's account, effective at noon on the Date of Closing (unless otherwise instructed by Purchaser as provided under subsection 6.5.3).

     9.5 POST-CLOSING COLLECTIONS AND PAYMENTS. Concurrently with the Closing, representatives of Seller and Purchaser shall cause a preliminary closing statement to be prepared reflecting their respective closing costs, the apportionments, the payment of the Purchase Price and all other terms of this Agreement affecting or relating to the amount of and adjustments to the consideration to be paid for the Property. In the event either Purchaser or Seller becomes aware of any item in the closing statement which requires adjustment as a result of new information or the ascertainment of actual amounts for items which are the subject of estimates at Closing, it shall promptly advise the other in writing and provide such supporting documentation as shall reasonably be required. Upon the ninetieth (90th) day following the Date of Closing, or earlier upon mutual agreement of the parties, Purchaser or Seller, as the case may be, shall make such additional payment or refund as shall be required by the aggregate of any such post-Closing adjustments. A final closing statement shall be prepared to reflect such revisions, subject only to subsequent adjustments provided for in Section 6.5.

10.  MISCELLANEOUS.

     10.1 ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, all of which are incorporated herein by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

     10.2 SEVERABILITY. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     10.3 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of Anguilla, B.W.I.

     10.4 ASSIGNABILITY. Except for an assignment by Purchaser to a successor entity licensed to do business in Anguilla, Purchaser may not assign this Agreement without first obtaining Seller's prior written consent, which consent shall be subject to Seller's reasonable approval. Any assignment in contravention of this provision shall be void. No assignment shall release Purchaser from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

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     10.5  SUCCESSORS BOUND. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

     10.6 DEFAULT. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement within any prescribed period, the non-defaulting party shall, in addition to its other remedies under this Agreement or under the law, have the option to cancel this Agreement upon ten (10) days written notice to the defaulting party of the alleged breach and failure by the defaulting party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any alleged default upon obtaining knowledge thereof. The Date of Closing shall be extended to the extent necessary to afford the defaulting party the full ten (10) day period within which to cure such default. The failure or refusal by a party to perform on the scheduled Date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice and if the Date of Closing shall have been once extended as a result of default by a party, such party shall not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a "PENDING DEFAULT" shall be a default for which written notice was given by the non-defaulting party. In the event of a default by Purchaser under this Agreement, Seller shall receive the Deposit, together with all interest earned thereon, as agreed and liquidated damages for said breach, and as Seller's sole and exclusive remedy for default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except those obligations which are specifically stated herein to survive the termination or closing of this transaction. In the event of a default by Seller under this Agreement, Purchaser at its option shall have the right to: (i) receive the return of the Deposit, together with all interest accrued thereon, whereupon the parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive the termination of the transaction contemplated under this Agreement, unless the default was caused by the willful act, willful omission, or material misrepresentation of Seller in which event Seller shall continue to be liable for damages caused thereby in the maximum amount of up to Four Million Dollars ($4,000,000.00), anything to the contrary notwithstanding, or, alternatively, (ii) seek specific performance of Seller's obligations hereunder and/or any other equitable remedies, without thereby waiving damages. Notwithstanding the foregoing, in the event of a default by either party of any obligations which specifically survive Closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity.

     10.7 RELEASE OF DEPOSIT. In the event either party requests that the Deposit be released to it (the "REQUESTING PARTY"), and the other party objects to the release of such Deposit to the Requesting Party (the "OBJECTING PARTY"), within five (5) business days after the Objecting Party's receipt of the written request for the release of the Deposit, the Objecting Party shall provide a statement to the Requesting Party stating with specificity the reasons for its objection to the release of the Deposit.

     10.8 NO PUBLIC DISCLOSURE. Purchaser and Seller shall make no public disclosure of the terms of this transaction without prior written notice to the other party. Seller, as a wholly-owned subsidiary of a U.S. public company, shall be entitled to make public disclosure of the

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terms of this transaction if so advised by legal counsel (including without limitation in-house legal counsel). Notwithstanding the foregoing, Purchaser may disclose the terms of this Agreement to the Government of Anguilla, any prospective investor or any other interested party without providing prior written notice to Seller.

     10.9 CAPTIONS. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

     10.10 ATTORNEY'S FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

     10.11 NO PARTNERSHIP. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

     10.12 TIME. Time is of the essence in this Agreement.

     10.13 EXHIBITS. All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

     10.14 COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, all of which taken together shall constitute one and the same agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart.

     10.15 RECORDATION. Seller authorizes Purchaser to register a Caution on the Property in the Anguilla Land Register. In the event this Agreement is terminated, Purchaser will promptly release such Caution.

     10.16 GUARANTY. The performance of all of Seller's obligations under the terms and provisions of this Agreement are unconditionally guaranteed by Sonesta International Hotels Corporation pursuant to a Guaranty in favor of Purchaser of even date herewith.

     10.17 SURVIVAL. All covenants, agreements, indemnities, representations and warranties contained in this Agreement shall survive Closing, except if the context requires otherwise, for a period of two (2) years.

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     IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

                                   PURCHASER:

July 27, 2002                      FLAG LUXURY PROPERTIES (ANGUILLA), LLC, a
                                   Delaware limited liability company

Before Me:                         By:  FLAG LUXURY PROPERTIES, LLC, a Delaware
                                        limited liability company, a member


                                        By: /S/
                                            ------------------------------------
                                                Jonathan D. Stern, President


                                        MJX, LLC, a Delaware limited liability
                                        company, a member


                                        By: /S/
                                            ------------------------------------
                                                Robert FX Sillerman


                                   SELLER:

July 26, 2002                      SONESTA HOTELS OF ANGUILLA, LIMITED, an
                                   Anguilla, B.W.I. corporation

Before Me: /S/                     By: /S/
           ---------------------       -----------------------------------------
           Karen K. Pettiford      Printed name: Peter J. Sonnabend
           ---------------------                 -------------------------------
                                   Its: Director
                                        ----------------------------------------

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